Exhibit 99(d)(2)

True-up of Transition Charges

The following is a link to the Annual True-up of Transition Charges for the Series 2003-1 Transition Bonds, filed on August 15, 2013 by Oncor Electric Delivery Company LLC, as Servicer of the Bonds.

http://www.oncor.com/EN/Pages/Series-2003-1-Bonds.aspx